UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2023

NEXT-ChemX Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-56379	32-0446353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive, Summerlin South, 300, Las Vegas, NV	89135
(Address of Principal Executive Offices)	(Zip Code)

(725) 867-0789

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON	CHMX	OTC

Item 4.01	Changes in Registrant’s Certifying Accountant

NEXT-ChemX Corporation (the “Company”) was made aware on May 3, 2024 of the Securities and Exchange Commission (the “SEC”) press release (#2024-51 dated May 3, 2024) announcing the charging of the Company’s audit firm BF Borgers CPA PC and its owner, Benjamin F. Borgers with “deliberate and systemic failures to comply with Public Company Accounting Oversight Board (PCAOB) standards in its audits and reviews ... from January 2021 through June 2023”. Without admitting or denying the SEC’s findings both BF Borgers CPA PC and Benjamin F. Borgers have consented to an order pursuant to which they will pay civil penalties and are denied the privilege of appearing or practicing before the Commission as an accountant.

The Company is in the process of completing its first quarter 2024 financial quarterly reporting to be made public on Form 10-Q that requires a review by a certifying accountant. BF Borgers CPA PC will no longer be able to act as the Company’s auditor to complete this review and the Company has discontinued its relationship with that firm.

The Company is in the process of engaging another auditor along with the many other companies that find themselves in the same situation.

Given the short time frame for filing of the quarterly financial statements and the necessity of any auditor reviewing all of the previous financial statements of the Company previously audited or reviewed by BF Borgers CPA PC there is a real chance that the Company may not be able to complete its first quarter review by the extended deadline to May 20, 2024. The Company may therefore be late in filing.

It is a matter of record that BF Borgers CPA PC had serious concerns regarding the ability of the Company to continue to function as a going concern, however, the Company believes that all disclosures in its filings were accurate, correct and were prepared in conformity with generally accepted accounting principles.

The Company believes that in spite of the findings of the SEC, in the case of the Company, its financial statements have been fairly and fully disclosed and the Company has no reason to believe that any of the previously issued financial statements cannot be relied upon because of an error in the statements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2024	By:	/s/ J. Michael Johnson
	Name:	J. Michael Johnson
	Title:	President